Exhibit 10.7

AMENDMENT NO. 1 TO LICENSE AGREEMENT

BETWEEN

UNIVERSITY OF MIAMI

AND

SEATTLE GENETICS, INC.

This Amendment No. 1 to License Agreement (the “Amendment”) is made as of August 4, 2000 by and between University of Miami and its School of Medicine, whose principal place of business is at 1600 N.W. 10th Avenue, Miami, Florida 33136 (“Licensor”), and Seattle Genetics, Inc., a Delaware corporation having offices at 22215 26th Avenue SE, Bothell, WA 98021 (“Licensee”).

WHEREAS, Licensor and Licensee are parties to that certain License Agreement dated September 20, 1999 (the “Agreement”)

WHEREAS, Licensor and Licensee wish to amend the Agreement as set forth in this Amendment;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Section 8.1(d) is deleted in its entirety and replaced with the following:

“(d)	Running Royalty in an amount equal to (i) one percent (1%) of the Net Sales of the Non-Conjugated Products and Conjugated Products and (ii) two percent (2%) on the Net Sales of the Non-Conjugated products and Conjugated Products equal to or exceeding two hundred fifty million dollars ($250,000,000.00) for the years six through ten (years 6-10) of this Agreement; provided, that, if royalties are paid pursuant to (ii) above, (i) shall not apply.

The Parties, intending to be legally bound, have caused this Amendment to be executed by their authorized representatives on the dates set forth below.

UNIVERSITY OF MIAMI		SEATTLE GENETICS, INC.

By:	/s/: Alan Fish	By:	/s/: H. Perry Fell

Name:	Alan Fish	Name:	H. Perry Fell

Title:	VP, BNS & DEV	Title:	Chief Executive Officer

Date:	8/4/00	Date:	July 20, 2000

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